Exhibit 99.5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): FEBRUARY 4, 2005

ALBEMARLE FIRST BANK

(Exact name of registrant as specified in its charter)

VIRGINIA		54-1882473
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1265 SEMINOLE TRAIL, CHARLOTTESVILLE VIRGINIA	22906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 434-973-1664

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Number	Description

99.1 Press Release Dated February 3, 2005	Albemarle First Bank Announces Fourth Quarter and Year End 2004 Earnings

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Albemarle First Bank

Date: February 4, 2005	By:	/s/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr.
President & CEO

Albemarle First Bank Announces Fourth Quarter and Year-end Earnings

CHARLOTTESVILLE, Va.—(BUSINESS WIRE)—February 3, 2005 — Albemarle First Bank, Charlottesville, Virginia (NASDAQ: AFBK) reports net income of $101 thousand for the year ended December 31, 2004, compared to a net loss of $1.9 million reported in 2003. Net income for the fourth quarter of 2004 totaled $32 thousand compared to a $613 thousand loss reported for the same period of 2003.

During the past year total assets increased 13.3% to $120.6 million as of December 31, 2004 up from $106.4 million at the end of 2003. Gross loans increased 35.2% during the past year totaling $92.5 million at the end of 2004 compared to $68.4 million a year ago. Total deposits also increased to $99.5 million at the end of 2004 up 8.8% from the prior year-end balance of $91.5 million. The increases in both loans and deposits reflect the Bank’s strategy during 2004 of offering customers competitive rates and superior service.

Thomas M. Boyd, Jr., President and CEO comments, “2004 has been a year of transition and improvements at Albemarle First Bank. The Bank experienced significant growth in both loans and deposits, and simultaneously returned to profitability by posting four consecutive quarters of earnings. Asset quality improved dramatically, non-performing assets were reduced by 28%, and the Bank held no other real estate owned at year-end. We have also strived to improve the Bank’s internal control structure as we prepare to be compliant with the Sarbanes Oxley Section 404 requirements. In 2005 we plan to continue our strategy of measured growth and increased earnings. I am optimistic that management can achieve its plan to increase market share in our very desirable Central Virginia market, while increasing the shareholder value of the Bank.”

Mr. Boyd remarks on the asset quality of the Bank, “I am pleased to report that non-accrual loans as of December 31, 2004 have been reduced to a total of $1.8 million and during 2004 the Bank sold its entire other real estate owned portfolio with minimal losses. While non-accrual loan amounts are still above average for a community bank of our size, current management has made great progress in dealing with these problem credits. In addition, no loans added to the loan portfolio since 2002 have been classified as non-accrual or added to our “watch list” of concerned loans. The Bank anticipates continued improvement in asset quality during 2005, as improved credit policies are in place, and as management continues its efforts to mitigate the Bank’s exposure from non-accruing assets.”

The Bank’s allowance for loan losses is 1.3% of the loan portfolio and considered adequate by management. This exceeds our peer group average of 1.25%. The loan loss provision for the quarter and year ended December 31, 2004 was $45 thousand and $357 thousand, respectively. Management believes that the allowance for loan losses of $1.2 million as of December 31, 2004 is sufficient to absorb potential losses within the Bank’s existing loan portfolio.

Albemarle First Bank offers a full range of banking and financial services to individuals, professionals, and small and medium-sized businesses in the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements may be based on certain assumptions and may describe future plans, strategies, and expectations of the Bank, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intensions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intensions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this release. Consequently, all forward-looking statements made in this press release are qualified by the cautionary language contained in the Bank’s quarterly and annual reports filed pursuant to the Securities Exchange Act of 1934.

CONTACT: Albemarle First Bank, Charlottesville

Thomas M. Boyd, Jr., (434) 973-1664